Exhibit 10.4

CHANGE OF CONTROL LETTER AGREEMENT

March 27, 2009

Eric J. Wedeen

1803 Cumberland Green

St. Charles, IL 60174

Dear Eric:

The Board of Directors of Community Bank-Wheaton/Glen Ellyn (the “Bank,” which reference shall include Community Financial Shares, Inc. (“CFS”), the holding company of the Bank, has determined that it is advisable and in the best interests of the Bank, CFS and its stockholders, to provide reasonable assurance to certain key employees that, upon a change of control of the Bank or of CFS, appropriate severance arrangements are in place in the event of the involuntary termination of your employment, other than for good cause as specified below.

The following is proposed as an inducement to you to remain in the employ of the Bank and to dedicate your efforts to its best interests:

SECTION 1. If, at any time within eighteen (18) months following the “change of control” of the Bank or CFS, either: (i) your employment is terminated by reason of your disability, death or retirement pursuant to any retirement plan or policy of the Bank of general application to key employees; (ii) the essential elements of your position, in terms of duties and authority are materially reduced without good cause, each without your voluntary consent; (iii) there is a material reduction in your aggregate compensation, not related to or resulting from documented, diminished performance; or (iv) you are required to regularly perform services at a location which is greater than fifty (50) miles from your principal office at the time of the change of control, you will then be entitled to the benefits (“Severance Benefits”) as set forth herein.

SECTION 2. Upon the occurrence of the event described in Section 1 (i) above, or upon the occurrence of any of the other events in Section 1 which results in your termination, then:

2.1	The Bank will pay to you in an immediate lump-sum cash payment an amount equal to Nine (9) months of your current annual salary, exclusive of periodic bonus compensation, plus any unused earned vacation time; plus

2.2

Medical and life insurance coverage provided to you and your family by the Bank, at its cost, until the earlier of: (i) you waive coverage by giving written notice of waiver to the Bank; (ii) nine (9) months elapse from the effective date of your

Eric J. Wedeen

Change of Control

termination; or (iii) you become a participant in group insurance benefit programs of a new employer. If coverage is not permitted under applicable policy terms, the Bank will provide equivalent benefits. Upon termination of this benefit in accordance with the terms hereof, you shall be entitled to exercise the policy options normally available to the Bank’s employees upon termination of employment.

SECTION 3. For purposes of this Agreement, “change of control” shall be deemed to have taken place if, subsequent to the date hereof:

3.1	a third person, including a “group” as defined in Section 13(d) (3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the CFS having greater than Fifty Percent (50%) or more of the total number of votes that may be cast for the election of directors of CFS, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or,

3.2	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

3.3	In the event of any reorganization involving CFS or the Bank in a transaction initiated by the Bank in which the stockholders of CFS immediately prior to such reorganization become the stockholders of a successor or ultimate parent corporation of CFS resulting from such reorganization and the persons who were directors of the Bank immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no “change of control” shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Bank may have become the wholly-owned subsidiary of another corporation in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term “Bank” for the purposes of this paragraph shall refer to such successor or ultimate parent corporation.

SECTION 4. Any payment not made when due in accordance with this Agreement shall thereafter bear interest at the prime lending rate from time to time in effect by the Bank.

SECTION 5. This Agreement may not be assigned by the Bank except (i) to CFS; or (ii) in connection with a merger involving the Bank or CFS or a sale of substantially all of its assets, and the obligations of the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be

Eric J. Wedeen

Change of Control

assigned by you during your life, and upon your death will be binding upon and inure to the benefit of your heirs, legatees and the legal representatives of your estate.

SECTION 6. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you, approved by the Board of Directors and signed by an appropriate officer of the Bank empowered to sign the same by the Board of Directors of the Bank. No waiver by either party at any time of any breach by the other party or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement.

SECTION 7. This Agreement does not constitute a contract for the continued employment of you by the Bank. Subject only to those rights of yours that are specified herein following a change of control, the Bank reserves all of its rights to modify your compensation and other terms of your employment and to terminate your employment to the same extent as before the execution of this Agreement.

SECTION 8. The Bank shall pay your out-of-pocket expenses, including attorney’s fees, in connection with any judicial proceeding to enforce this Agreement or to construe or determine the validity of this Agreement or otherwise in connection herewith unless the Bank prevails in such litigation.

Very truly yours,

Community Bank-Wheaton/Glen Ellyn

By:	/s/ Raymond A. Dieter
Raymond A. Dieter
Chairman, Compensation Committee
Member of the Executive Committee

Accepted and agreed to this
27th Day of March, 2009

/s/ Eric J. Wedeen
Eric J. Wedeen

FORM OF

Amendment

to the

Change in Control Letter

(409A)

This Amendment to the Change in Control Letter is entered into as of March 27, 2009, by and between Community Bank-Wheaton/Glen Ellyn (referred to as the “Bank”), and Eric J. Wedeen (the “Employee”).

WHEREAS, the Employee is currently employed as the Senior Vice President and Chief Financial Officer of the Bank;

WHEREAS, the Employee and the Bank previously entered into a Change in Control Letter, dated March 27, 2009 (the “Letter”);

WHEREAS, the Employee and the Bank desire to amend the Letter to include a provision concerning Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Letter as follows:

1. A new Section 9 is added to the Letter to read as follows:

SECTION 9. Section 409A

(i) You will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(ii) If at the time of your separation from service, (a) you are a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank) and (b) the Bank make a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of

Section 409A in order to avoid taxes or penalties under Section 409A, then the Bank will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

(iii) To the extent you would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9. You and the Bank agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that you agree that any such amendment shall provide you with economically equivalent payments and benefits, and you agree that any such amendment will not materially increase the cost to, or liability of, the Bank with respect to any payment.

(iv) For purposes of the this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.

2. Except as expressly provided herein, the terms and conditions of the Letter shall remain in full force and effect and shall be binding on the parties.

3. Effectiveness of this Amendment to the Letter shall be conditioned upon approval by Bank’s Boards of Directors (or the appropriate committees thereof), and this Amendment to the Letter shall become effective on the later of date of such approval and execution by both parties hereto (the “Effective Date”).

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment to the Letter, or have caused this Amendment to the Letter to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

Community Bank-Wheaton/Glen Ellyn

By:	/s/ Raymond A. Dieter
Raymond A. Dieter
Chairman, Compensation Committee
Member of the Executive Committee

Accepted and Agreed to this
27th Day of March, 2009

EMPLOYEE

/s/ Eric J. Wedeen
Eric J. Wedeen